News Release

Contacts:                      Angie Yang
SVP, Investor Relations
213-251-2219
angiey@centerbank.com

CENTER FINANCIAL TO PARTICIPATE IN FIG PARTNERS’ 6TH ANNUAL BANK CEO FORUM

LOS ANGELES – September 16, 2010 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today announced that its President and Chief Executive Officer Jae Whan (J.W.) Yoo is scheduled to present as a panelist at the FIG Partners’ 6th Annual Bank CEO Forum on Tuesday, September 21, 2010 at 9:05 a.m. Eastern at the Four Seasons Hotel in Atlanta.  The company will utilize a corporate presentation during its meetings with the investment community, a copy of which will be furnished as an attachment to a Form 8-K that morning with the U.S. Securities and Exchange Commission.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers.  Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.28 billion at June 30, 2010.  Headquartered in Los Angeles, Center Bank operates a total of 22 full-service branches and one loan production office.  The company has 16 full-service branches located throughout Southern California and three branches in Northern California.  Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago.  Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law.  For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.